Exhibit 10.7.1

AMENDMENT DATED AS OF MARCH 29, 2006

TO THE JANUARY 28, 2005 CHANGE OF CONTROL AGREEMENT

BETWEEN

ETS PAYPHONES, INC. and DAVID C. JONES

This Amendment to the Change of Control Agreement (the “Amendment”) dated as of January 28, 2005 (the “Agreement”) between ETS Payphones, Inc. (the “Company”) and David C. Jones (the “Employee”), is made effective as of March 29, 2006.

Whereas at the Annual Meeting of Stockholders, held on February 15, 2006, the stockholders of the Company approved, among other things, the consummation of the Asset Sale Agreement between the Company and Empire Payphones, Inc., dated as of November 1, 2005 (the “Asset Sale Agreement”) and the transactions contemplated thereby and the dissolution and the winding down of the Company’s operations following the closing (the “Closing”) of the Asset Sale Agreement.

Whereas the Board of Directors of the Company has determined that it is in the best interests of the Company that the change of control provisions of the Agreement be amended to ensure that Employee continue to serve the Company after the Closing, in order that the Closing and the dissolution and winding down of the Company thereafter are efficiently administered.

In consideration of the mutual agreements herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

1.                                       Section 1(f) of the Agreement is deleted and replaced in its entirety by the following:

(f)            Reserved

2.                                       Section 2 of the Agreement is deleted and replaced in its entirety by the following:

The Term of this Agreement shall commence on the Commencement Date and shall continue in effect through the first anniversary of the Commencement Date, provided, however, that if an Incentive Payment is paid to the Employee pursuant to Section 3 of this Agreement, as amended, the Term shall expire three months beyond the month in which such Incentive Payment is paid to the Employee.

3.                                       Section 3 is deleted and replaced in its entirety by the following:

In order to induce the Employee to remain in the employ of the Company and in consideration of the Employee’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein: (A) that the Company shall pay to the Employee a lump sum (an “Incentive Payment”) equal to his base salary for six (6) months based on the Employee’s annual base salary as of the date of the payment of the Incentive Payment (the “Base Salary”) upon the earlier of (i) May 16, 2006 or (ii) 60 days after the closing of the Asset Sale Agreement between the Company and Empire Payphones, Inc., dated as of November 1, 2005 and (B) to continue medical insurance for the Employee and his dependents on the same terms as exist on the date of termination of the Employee for six (6) months following the date of termination of the Employee and after that six (6) month period Employee shall be entitled to elect eighteen (18) months of continuation coverage under COBRA, if the Company has not terminated its medical insurance coverage plan. If the Company terminates its medical insurance coverage plan, it shall reimburse the Employee for the cost of obtaining substantially similar coverage as existed for the Employee on the day prior to such termination for the six months of coverage following the date of termination. It is understood by both parties hereto that upon payment of the Incentive Payment, the Base Salary of the Employee shall be reduced to one half of the Base Salary, effective as of the date of the payment of the Incentive Payment. Nothing contained herein shall limit or impinge any other rights or remedies of the Company or the

Employee under any other agreement or plan to which the Employee is a party or of which the Employee is a beneficiary.

This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Employee and the Company, the Employee shall not have any right to be retained in the employ of the Company.

4.                                       Section 8 of the agreement shall be amended to delete notice to Brian Gannon, Esq. and to provide notice to the following:

Shannon Lowry Nagle, Esq.

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

5.                                       All other provisions of the Agreement not specifically amended by this Amendment shall remain in full force and effect. All capitalized but undefined terms used herein shall have the meaning ascribed to them in the Agreement. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original and all of which shall be deemed one and the same agreement. A photocopy or facsimile reproduction of this Amendment and any signatures shall be deemed as effective as the original.

IN WITNESS WHEREOF, the Company and the Employee have each executed and delivered this Agreement as of the effective date shown above.

COMPANY

By:	/s/ GUY A. LONGOBARDO

Title:	Director, President and Chief Executive Officer

Date:	March 29, 2006

By:	/s/ MICHAEL H. MCCLELLAN

Title:	Director, Executive Vice President and Chief Financial Officer

Date:	March 29, 2006

EMPLOYEE

/s/ DAVID C. JONES
David C. Jones